    As filed with the Securities and Exchange Commission on January 11, 1999
                                                 Registration Form No. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                               ----------------
                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                               ----------------
                         SBA COMMUNICATIONS CORPORATION
             (Exact name of registrant as specified in its charter)

            Florida                           4899                        65-0716501
  (State or other jurisdiction    (Primary Standard Industrial         (I.R.S. Employer
 of incorporation or organiza-
              tion)                Classification Code Number)      Identification Number)

                              One Town Center Road
                                  Third Floor
                           Boca Raton, Florida 33486
                                 (561) 995-7670
              (Address, including zip code, and telephone number,
       including area code, of registrant's principal executive offices)

                               Jeffrey A. Stoops
                            Chief Financial Officer
                         SBA Communications Corporation
                       One Town Center Road--Third Floor
                           Boca Raton, Florida 33486
                  (Address, including zip code, and telephone
               number, including area code, of agent for service)

                                    Copy to:

                            Robert C. Boehm, Esquire
                       Akerman, Senterfitt & Eidson, P.A.
                           One Southeast Third Avenue
                           Miami, Florida 33131-1700
                                 (305) 374-5600
                               ----------------

  Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

  If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with the General Instruction G, check the following box: [_]

  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: [X]

  If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the effective registration statement for the same offering. [_]
                               ----------------

                        CALCULATION OF REGISTRATION FEE

---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
                                                          Proposed
                                             Proposed      Maximum
                                 Amount      Maximum      Aggregate   Amount of
    Title of each Class of       to be    Offering Price  Offering   Registration
 Securities to be Registered   Registered  Per Unit(1)    Price(1)      Fee(1)
---------------------------------------------------------------------------------
 Class A Common Stock, par
  value $0.01 per share.....   1,000,000      $16.84     $16,840,000  $4,446.00
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c), based on the average of the high and low prices for the Class A Common Stock as reported on The Nasdaq National Market on January 7, 1999.

  The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

PROSPECTUS

                                1,000,000 Shares


                           [LOGO OF SBA APPEARS HERE]


                         SBA Communications Corporation

                              Class A Common Stock

                               ----------------

  This Prospectus registers stock we may issue in connection with acquisitions of wireless communication towers or companies that provide related services at various locations in the United States from time to time. It is expected that the terms of these acquisitions will be determined by direct negotiations with the owners or controlling persons of the assets, businesses or securities to be acquired, and that the shares of Class A common stock issued will be valued at prices reasonably related to the market price of the Class A common stock either at the time an agreement is entered into concerning the terms of the acquisition or at or about the time the shares are delivered.

  We do not expect to receive any cash proceeds when we issue the Class A Common Stock offered by this prospectus.

  Investing in the shares involves risks. "Risk Factors" begins on page 5.

  Our Class A Common Stock is listed and traded on the Nasdaq National Market System under the symbol "SBAC."

  Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

January  , 2000

                               TABLE OF CONTENTS

                                                                            Page
                                                                            ----
Where You Can Find More Information........................................   i

Information Incorporation By Reference.....................................   i

Special Note Regarding Forward-Looking Statements.......................... iii

Prospectus Summary.........................................................   1

Risk Factors...............................................................   5

Legal Matters..............................................................  13

Experts....................................................................  13

                      Where You Can Find More Information

  We file annual, quarterly and special reports and other information with the Securities and Exchange Commission. You may read our Commission's filings over the Internet at the Commission's website at http://www.sec.gov. You may also read and copy documents at the Commission's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549 or at its regional offices located at 7 World Trade Center, Suite 1300, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Please call the Commission at 1-800-SEC-0330 for further information on the public reference rooms.

  We have filed with the Commission a registration statement on Form S-4 under the Securities Act with respect to the shares of Class A common stock offered by this prospectus. This prospectus, which is a part of the registration statement, does not contain all of the information set forth in the registration statement. For further information about us and our Class A common stock, you should refer to the registration statement.

                     Information Incorporated by Reference

  The Commission allows us to provide information about our business and other important information to you by "incorporating by reference" the information we file with the Commission, which means that we can disclose the information to you by referring in this prospectus to the documents we file with the Commission. Under the Commission's regulations, any statement contained in a document incorporated by reference in this prospectus is automatically updated and superseded by any information contained in this prospectus, or in any subsequently filed document of the types described below.

  We incorporate into this prospectus by reference the following documents filed by us with the Commission, each of which should be considered an important part of this prospectus:

 Commission Filing (File No. 000-30110)                            Period Covered or Date of Filing
 --------------------------------------                            --------------------------------
 Annual Report on Form 10-K.......................................     Year ended December 31,
                                                                       1998

 Quarterly Reports on Form 10-Q...................................     Quarters ended March 31,
                                                                       1999, June 30, 1999, and
                                                                       September 30, 1999

 Current Reports on Form 8-K......................................     February 24, 1999; July
                                                                       14, 1999; July 26, 1999;
                                                                       August 19, 1999; October
                                                                       15, 1999; November 1,
                                                                       1999; and November 8,
                                                                       1999; and December 17,
                                                                       1999

 Prospectus filed pursuant to Rule 424 under the Securities Act...     June 17, 1999

 Description of our common stock contained in Registration
  Statement on Form 8-A and any amendment or report filed for
  the purpose of updating such description........................     June 9, 1999

 All subsequent documents filed by us under Sections 13(a), 13(c),     After the date of this
  14 or 15(d) of the Exchange Act of 1934.........................     prospectus

  You may request a copy of each of our filings at no cost, by writing or telephoning us at the following address, telephone or facsimile number:

                        SBA Communications Corporation
                       One Town Center Road, 3rd Floor
                                Boca Raton, FL 33486
                            Phone: (561) 995-7670
                             Fax: (561) 998-3448

  Exhibits to a document will not be provided unless they are specifically incorporated by reference in that document.

  You should only rely on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. We are offering to sell, and seeking offers to buy, shares of Class A Common Stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of Class A Common Stock.

               Special Note Regarding Forward-Looking Statements

Cautionary Information Regarding Forward-Looking Statements

  This prospectus and the information incorporated by reference to this prospectus contain "forward-looking statements" within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. These statements concern expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. Specifically, this prospectus contains forward-looking statements regarding:

  . our business strategy to transition our business from site development services toward the site leasing business, including our intent to make strategic acquisitions of towers and tower companies;

  . anticipated trends in the maturation of the site development industry and its effect on our revenues and profits;

  . our estimates regarding the future development of the site leasing industry and its effect on our site leasing revenues;

  . our plan to continue to construct and acquire tower assets and the resulting effect on our revenues, capital expenditures, expenses and net income;

  . our ability to successfully conclude letters of intent or definitive agreements for newly built towers or acquisitions of existing towers and the resulting effect on our financial operations;

  . the effect on our financial operations of Conxus rejecting certain of their subleases with us pursuant to their bankruptcy proceedings;

  . our estimate of the amount of capital expenditures for fiscal year 2000 that will be required for the construction or acquisition of communications sites and the contingent share issuance related to the acquisition of Com-Net; and

  . our intention to fund capital expenditures for fiscal year 2000 from cash from operations, borrowings under our senior credit facility and
     the proceeds of a public offering of     shares of Class A common stock.

These forward-looking statements reflect our current views about future events and are subject to risks, uncertainties and assumptions. We wish to caution readers that certain important factors may have affected and could in the future affect our actual results and could cause actual results to differ significantly from those expressed in any forward-looking statement. The most important factors that could prevent us from achieving our goals, and cause the assumptions underlying forward-looking statements and the actual results to differ materially from those expressed in or implied by those forward-looking statements include, but are not limited to, the following:

  .  our ability to secure as many site leasing tenants as planned;

  . our ability to expand our site leasing business and our site development business;

  . our ability to complete construction of new towers on a timely and cost-efficient basis, including our ability to successfully address zoning issues, carrier design changes, changing local market conditions and the impact of adverse weather conditions;

  . our ability to identify and acquire new towers, including our capability to timely complete due diligence and obtain third party consents;

  .  our ability to retain current lessees on newly acquired towers;

  .  our ability to realize economies of scale for newly acquired towers;

  . the continued dependence on towers by the wireless communications industry;

  . our ability to compete effectively for new tower opportunities in light of increased competition; and

  . our ability to raise substantial additional financing to expand our tower holdings.

  These and other risks and uncertainties affecting us are discussed in greater detail in the "Risk Factors" section of this prospectus and in our other filings with the Commission. All subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements included in this document. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

                               PROSPECTUS SUMMARY

  This summary highlights selected information about us. It is not complete and may not contain all of the information that you should consider before investing in our Class A common stock. You should carefully read this entire document, including the "Risk Factors" section beginning on page 5.

                               SBA Communications

  We are a leading independent owner and operator of wireless communications infrastructure in the United States. We generate revenues from our two primary businesses--site leasing and site development services. Since our founding in 1989, we have participated in the development of more than 13,000 antenna sites in 49 of the 51 major wireless markets in the United States. In 1997, we began aggressively expanding our site leasing business by capitalizing on our nationally recognized site development experience and strong relationships with wireless service providers to take advantage of the trend toward colocation and independent tower ownership. As of December 31, 1999, we owned or controlled 1,163 towers and had letters of intent or definitive agreements to acquire 94 towers. We also had non-binding mandates to build over 335 additional towers for anchor tenants and had over 700 strategic sites in various phases of development. In 1998 and 1999 we built, for our own account, 310 and 438 towers. We believe our history and experience in providing site development services gives us a competitive advantage in choosing the most attractive locations in which to build new towers or buy existing towers, as measured by our success in increasing tower revenues and cash flows. Our same tower revenue growth for 1999 on the 494 towers we owned as of December 31, 1998 was 33% based on tenant leases executed as of December 31, 1999.

  Our primary focus is the leasing of antenna space on our multi-tenant towers to a variety of wireless service providers under long-term lease contracts. We lease antenna space on: (1) the towers we construct through build-to-suit programs; (2) existing sites we acquire; (3) the towers we develop strategically; and (4) sites we lease, sublease and/or manage for third parties. Under a build-to-suit program, we build a tower for a wireless service provider. We retain ownership of the tower and the exclusive right to colocate additional tenants on the tower. Many wireless service providers are choosing the build-to-suit option as an alternative to tower ownership, and we believe that this outsourcing trend is likely to continue. Our non-binding mandates come from a variety of wireless carriers, including AT&T Wireless, BellSouth Mobility DCS, Georgia PCS, Horizon PCS, Southwestern Bell, Sprint PCS and VoiceStream. We have also grown through selective acquisitions of towers from smaller independent owners. We also develop towers strategically, for our own account, by identifying an attractive location and completing all pre-construction procedures, such as zoning, necessary to secure the site. We then market the tower site to potential customers.

  Our site development business consists of site development consulting and site development construction. In our site development business, we provide a full range of end-to-end services which typically occur in five phases: (1) network pre-design; (2) communication site selection; (3) communication site acquisition; (4) local zoning and permitting; and (5) site construction, switch construction and antenna installation. We will continue to use our site development expertise to complement our site leasing business and secure additional new tower build opportunities. We have capitalized on our leadership position in the site development business, our existing national field organization and our strong relationships with wireless service providers to develop our build-to-suit and strategic siting programs.

  We have a diverse range of customers, including cellular, personal communications service, or PCS, wireless data and Internet services, paging, specialized mobile radio, or SMR, and enhanced specialized mobile radio, or ESMR providers as well as other users of wireless transmission and reception equipment. Our customers currently comprise many of the major wireless communications companies, including AT&T Wireless, BellSouth, Georgia PCS, Horizon PCS, LEAP Wireless, Metricom, Nextel, Omnipoint, Southwestern Bell, Sprint PCS, Teligent and VoiceStream.

  While we believe that our site development business will grow with the expected overall growth of wireless and other telecommunications networks, we believe our revenues and gross profit from the consulting segment of that business will continue to decline as carriers find new ways to obtain network development through outsourced tower ownership. We also believe that, over the longer term, our site leasing revenues will continue to increase due to the same outsourcing trend and as the number of towers we own or control grows.

                               Industry Overview

  We believe that the rapid growth in demand for wireless services will continue to increase the need for communication sites (which include towers, rooftops and other structures on which antennas are placed). The growth in demand for wireless services and communication sites is the result of several factors, including:

  . the continuing build-out of higher frequency technologies, such as PCS, which have a reduced cell range and thus require a more dense network of towers;

  . the emergence of new wireless technologies, such as wireless data and Internet services;

  . business and consumer preferences for higher quality voice and data transmission and the popularity of the "one-rate" plans;

  .  the need to expand services and fill-in and upgrade existing networks;

  . increasing mobility of the U.S. population and the growing awareness of the benefits of mobile communications;

  .  favorable changes in telecommunications regulations; and

  . the issuance of new wireless network licenses requiring the construction of new wireless networks.

  In addition, our site leasing business benefits from the industry's diversified recurring revenue and effective operating leverage as a result of several factors, including:

  .  the long-term nature of lease contract revenues;

  . low customer churn rates due to the high direct and indirect costs of relocation;

  . low variable operating costs, which cause increases in revenues to generate disproportionately larger increases in tower cash flow;

  .  low on-going maintenance capital expenditure requirements;

  . a customer base diversified across geographic markets, industry segments (PCS, wireless data and Internet, cellular, paging, ESMR and SMR) and individual customers within these segments; and

  . the limited number of available tower sites serving a given area and consequent barriers to entry, principally as a result of local opposition to the proliferation of towers within the area.

  We believe that wireless service providers face greater competition today and are now focusing their capital and operations primarily on activities that build subscriber growth, such as marketing and distribution. Therefore, they will increasingly seek to outsource communication site ownership, construction, management and maintenance.

                               Business Strategy

  Our strategy is to lease antenna space to multiple tenants on towers that we construct or acquire. We plan to enhance our position as a leading owner and operator of communication sites and provider of site development services. Key elements of our strategy include:

  .  Maximizing use of tower capacity

  .  Developing new towers that we will own and operate

  .  Acquiring existing towers

  .  Building on strong relationships with major wireless service providers

  .  Maintaining our expertise in site development services

  .  Capitalizing on management experience

                                 Recent Events

  On January 6, 2000, we filed with the Commission a Registration Statement on
Form S-3 registering a public offering of up to      shares of our Class A
common stock.

  On December 16, 1999, we increased our senior credit facility from $175.0 million to $300.0 million and modified certain other terms. The $125.0 million increase included a new $50.0 million term loan and a $75.0 million increase to our existing revolving line of credit. In connection with and to permit this increase, we solicited and received consents from the holders of our senior discount notes.

  On December 6, 1999, we entered into an exclusive service agreement with Georgia PCS, a Sprint PCS network affiliate, to provide site acquisition, development, colocation, build-to-suit and equipment installation services. The service agreement gives us the right to build and own any new towers required by Georgia PCS. We estimate that the agreement will cover the location of up to 200 antenna sites by Georgia PCS through March 31, 2001, including up to 100 new build-to-suit towers.

  On September 28, 1999, we acquired 53 wireless communications towers from Horizon PCS for $15.7 million. Horizon PCS provides towers for Sprint's PCS network and manages Sprint PCS's towers in Ohio, West Virginia and Kentucky. The acquired towers currently provide an annualized cash flow of approximately $.9 million. We also entered into an exclusive service agreement with Horizon PCS under which we will provide site acquisition, development, colocation, build-to-suit and equipment installation services in specific regions. We estimate that the service agreement will cover the location of as many as 300 antenna sites by Horizon PCS through December 31, 2001, including a minimum of 100 new build-to-suit towers.

                          Principal Executive Offices

  Our principal executive offices are located at One Town Center Road, Third Floor, Boca Raton, Florida 33486, and our telephone number is (561) 995-7670. We were founded in 1989 and incorporated in Florida in 1997.

Acquisition Terms

  This document serves as our prospectus to offer up to 1,000,000 shares of our Class A Common Stock that we plan to use to acquire wireless communication towers or companies that own towers or provide related services at various locations in the United States from time to time. We may offer Class A Common Stock from time to time in connection with these acquisitions. The consideration for the acquisition of these assets or equity interests may consist of the assumption of liabilities, issuances of our Class A Common Stock, and in certain cases, a de minimus amount of cash, or any combination of these items.

  It is expected that the terms of acquisitions involving the issuance of the shares of Class A Common Stock covered by this prospectus will be determined by direct negotiations with the owners or controlling persons of the assets, businesses or securities to be acquired, and that the shares of Class A Common Stock issued will be valued at prices reasonably related to the market price of the Class A Common Stock either at the time an agreement is entered into concerning the terms of the acquisition or at or about the time the shares are delivered. No underwriting discounts or commissions will be paid, although finder's fees may be paid in connection with certain acquisitions. Any person receiving such fees may be deemed to be an "underwriter" within the meaning of the Securities Act, and any profit on the resale of shares of Class A Common Stock purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

                                  RISK FACTORS

  This prospectus includes "forward looking statements" within the meaning of
Section 27A of the Securities Act and Section 21E of the Exchange Act. Although we believe that our plans, intentions and expectations reflected in or suggested by these forward-looking statements are reasonable, we cannot assure you that these plans, intentions or expectations will be achieved. Important factors that could cause actual results to differ materially from the forward looking statements we make in this prospectus are set forth below and elsewhere in this prospectus. All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the following cautionary statements.

We may not secure as many site leasing tenants as planned.

  We may not be successful in growing our site leasing business. Our success depends to a large extent on our management's expectations and assumptions concerning future tenant demand for independently-owned communication sites and numerous other factors, many of which are beyond our control. Any material error in any of these expectations or assumptions could have a material adverse effect on our growth rate. Because most of our towers are newly constructed, and because these towers have little or no positive cash flow at the time of their construction, the risks of lower tenant demand for tower space are much greater for us than for a tower company which has grown its portfolio by acquiring towers with existing cash flow.

  We compete for site leasing tenants with: (1) wireless service providers that own and operate their own tower infrastructure and lease, or may in the future decide to lease, antenna space to other providers; (2) site development companies that acquire antenna space on existing towers for wireless service providers, manage new tower construction and provide site development services;
(3) other large independent tower companies; and (4) smaller local independent tower operators. Wireless service providers that own and operate their own tower infrastructure generally are substantially larger and have greater financial resources than we do. Several of the independent tower companies also have larger tower infrastructure and greater financial resources than we do. We believe that tower location and capacity, price, quality of service and density within a geographic market historically have been and will continue to be the most significant competitive factors affecting the site leasing business.

The number of towers we build, the number of tenants we add to our towers and our site development business revenues fluctuate from quarter to quarter.

  The number of towers we build, the number of tenants we add to our towers and the demand for our site development services fluctuate from period to period and within periods. Numerous factors cause these fluctuations, including:

  .  the timing of our customers' capital expenditures;

  . the number and significance of active customer engagements during a quarter;

  . delays incurred in connection with a project or a tenant installation of equipment;

  .  employee hiring;

  .  the use of consultants; and

  .  the rate and volume of wireless service providers' tower build-outs.

  While the demand for our site development services fluctuates, we incur significant fixed costs, such as maintaining a staff and office space in anticipation of future contracts, even when there is no current business. The timing of revenues is difficult to forecast as our sales cycle can be relatively long and may depend on factors such as the size and scope of assignments, budgetary cycles and pressures and general economic conditions. With respect to new tenant leases, in some cases revenue commencement trails execution of the lease due to contractual terms, which are typical in the industry, and which provide for revenue to commence upon installation of the tenant's equipment on the tower, which can be 90 days or more after the execution of the lease. Seasonal factors, such as weather, vacation days and total business days in a quarter, and the business practices of customers, such as deferring commitments on new projects until after the end of the calendar year or the customers' fiscal year, may add to the variability of new tower builds and revenues and could have a material adverse effect on our growth rate, prospects, financial condition or results of operations. Consequently, the number of towers we build and the operating results of our site leasing and development businesses for any particular period may vary significantly, and should not be considered as indicative of long-term results.

We face zoning and other restrictions on our ability to construct new towers.

  Our growth strategy depends on our ability to construct and operate towers in a timely and cost-effective manner. A number of factors beyond our control can affect our ability to construct new towers, including:

  .  zoning and local permitting requirements;

  .  Federal Aviation Administration considerations;

  .  availability of tower components and construction equipment;

  .  skilled construction personnel; and

  .  bad weather conditions.

In addition, as the concern over tower proliferation has grown in recent years, certain communities have placed restrictions on new tower construction or have delayed granting permits required for construction. We cannot assure you (1) that there will be a significant need for the construction of new towers once existing wireless service providers complete their tower infrastructure build-out, (2) of the number of mandates that we will be awarded or the number of mandates that will result in constructed towers, (3) that we will be able to overcome regulatory or other barriers to new construction or (4) that the number of towers planned for construction will be completed in accordance with the requirements of our customers. Certain of our anchor tenant leases contain penalty or forfeiture provisions in the event we do not complete the towers within specified time periods.

We face increasing competition for new tower opportunities and acquisitions of existing towers.

  We compete for new tower opportunities primarily with site developers, wireless carriers and other independent tower companies. We believe that competition for new tower opportunities will increase and that additional competitors will enter the tower market. Some of these additional competitors have or are expected to have greater financial resources than we do.

  Our growth strategy depends on our ability to acquire and operate existing towers not built by us to augment our existing tower network. Increased competition for acquisitions may result in fewer acquisition opportunities for us and higher acquisition prices. We regularly explore acquisition opportunities, and we are currently actively negotiating to acquire additional towers. As of December 31, 1999, we had letters of intent or definitive agreements to acquire 94 towers.

  We may not be able to identify, finance and complete future acquisitions of towers or tower companies on acceptable terms or may not be able to profitably manage and market available space on any towers that we acquire. We may also face challenges in integrating newly acquired towers or tower companies and may face difficulties in retaining current lessees on newly acquired towers. The extent to which we are unable to construct or acquire additional towers, or profitably manage these tower operations, may have a material adverse effect on our results of operations.

We are not profitable and expect to continue to incur losses.

  We incurred net losses of $19.9 million for the year ended December 31, 1998 and $25.1 million for the nine months ended September 30, 1999. Our losses are principally due to significant depreciation, amortization and interest expense. We have not achieved profitability and expect to continue to incur losses for the foreseeable future.

Our mandates may not yield binding agreements.

  As of December 31, 1999, we had non-binding mandates to build over 335 towers under build-to-suit programs for wireless service providers. Although we believe that the majority of these non-binding mandates will result in long-term anchor leases for specific communication towers, there are a number of steps that need to occur before any leases are executed. These steps include, in some cases, finalizing build-out plans by the customers who have awarded the mandates, completing due diligence by us and our customers and finalizing other definitive documents between the parties. As a result, we cannot assure you as to the percentage of current and future non-binding mandates that will ultimately result in binding anchor tenant leases and constructed towers.

We expect revenues from the consulting segment of our site development business to continue to decline.

  Our growth strategy is primarily focused on expanding our site leasing business, as opposed to our site development business. However, you should be aware that a substantial portion of our revenues has historically come from the consulting segment of our site development business. We believe that wireless service providers have begun to move away from the traditional build-out formula where those providers contract for site development services for a fee and invest the capital necessary to build and own their own network of communication towers. We believe that the use of build-to-suit programs is rapidly becoming the preferred method of wireless network expansion. As wireless service providers have moved away from the traditional build-out formula, our site development revenues from the consulting segment declined in 1997, 1998 and the first nine months of 1999, and we expect a further decline during the remainder of 1999 and in 2000. We expect this trend to continue for the foreseeable future as our customers continue to move toward build-to-suit programs and other outsourcing alternatives and away from wireless service provider-funded site development and ownership.

We will need to seek additional financing to fund our business plan.

  Our business strategy contemplates substantial capital expenditures in connection with the expansion of our tower infrastructure by agreeing with wireless carriers to assume ownership or control of their existing towers, by pursuing build-to-suit opportunities and by exploring other tower acquisition opportunities.

  Our cash capital expenditures for the nine months ended September 30, 1999 were $148.0 million with another approximately $50.0 million of cash capital expenditures anticipated in the fourth quarter of 1999. We currently estimate that we will make at least $150.0 million to $200.0 million of cash capital expenditures in fiscal year 2000 for the construction and acquisition of communication sites, which primarily includes towers. Based on our current operations and anticipated revenue growth, we believe that, if our business strategy is successful, cash flow from operations and available cash, together
with the proceeds from the public offering of      shares of Class A common
stock and the increase in available borrowings under our senior credit facility, will be sufficient to fund our anticipated cash capital expenditures through the middle of 2001. Thereafter, however, or in the event we exceed our currently anticipated cash capital expenditures by the middle of 2001, or are unable to fully draw on our senior credit facility, we anticipate that we will need to seek additional equity or debt financing to fund our business plan. Additional financing may not be available on commercially acceptable terms or at all, and additional debt financing may not be permitted by the terms of our existing indebtedness, including our senior discount notes. Prior to March 1, 2003, interest expense on our outstanding senior discount notes will consist solely of non-cash accretion of original issue discount and these notes will not require cash interest payments. After that time, our outstanding senior discount notes will have accreted to $269.0 million and will require annual cash interest payments of approximately $32.3 million. If we are required to issue additional common equity to finance our capital expenditures, it could be dilutive to our existing shareholders. To the extent we are unable to finance future capital expenditures, we will be unable to achieve our currently contemplated business goals.

The expansion of our business may strain our resources.

  Expanding our business may impose significant strains on our management, operating systems and financial resources. In addition, we anticipate that our operating expenses may increase during the next few years from their 1999 levels as we construct and acquire additional tower assets. Our failure to manage our growth or unexpected difficulties encountered during expansion could have a material adverse effect on our results of operations. The pursuit and integration of new tower build-outs in addition to future acquisitions, investments, joint ventures and strategic alliances will require substantial attention from our senior management, which will limit the amount of time available to devote to our existing operations.

  From January 1, 1995 to December 31, 1999, our work force increased from 82 to 582 employees. This growth has placed, and will likely continue to place, a substantial strain on our administrative, operational and financial resources. In addition, as part of our business strategy, we may acquire complementary businesses or expand into new businesses. We may not be able to manage our growth successfully and our management, personnel or operational and financial control systems may not be adequate to support expanded or complementary operations. Any of these inabilities or inadequacies could have a material adverse effect on our growth rate, prospects, financial condition or results of operations.

If demand for wireless communication services decreases, our revenue will be adversely affected.

  Substantially all of our customers to date have been providers of wireless communications services and, therefore, our success is dependent on their success. Demand for our services is dependent on demand for communication sites from wireless service providers, which, in turn, is dependent on the demand for wireless services. A slowdown in the growth of, or reduction in demand, in a particular wireless communication segment could adversely affect the demand for communication sites. Most types of wireless services currently require ground-based network facilities, including communication sites for transmission and reception. The extent to which wireless service providers lease these communication sites depends on a number of factors beyond our control, including:

  .  the level of demand for wireless services;

  . the financial condition and access to capital of wireless service providers;

  . the strategy of wireless service providers with respect to owning or leasing communication sites;

  .  government licensing of broadcast rights; and

  . changes in telecommunications regulations and general economic conditions.

In addition, wireless voice service providers frequently enter into roaming agreements with competitors allowing them to use one another's wireless communications facilities to accommodate customers who are out of range of their home provider's services. These roaming agreements may be viewed by wireless voice service providers as a superior alternative to leasing antenna space on communications sites owned or controlled by us. The proliferation of these roaming agreements could have a material adverse effect on our results of operations.

We depend on a relatively small number of customers for most of our revenues.

  We derive a significant portion of our revenues from a small number of customers. For example, during 1997, 1998, and the first nine months of 1999, our five largest customers accounted for approximately 89.9%, 91.4%, and 60.2% respectively, of our revenues from site development services. Sprint PCS, our largest customer for the years ended December 31, 1997, 1998, and the nine months ended September 30, 1999, accounted for 53.6%, 41.3%, and 21.3% respectively, of our revenues from site development services during those periods. Other large customers include Pacific Bell Mobile Systems, which accounted for 14.0% and 13.5% of our revenues from site development services for the years ended December 31, 1997 and 1998, and BellSouth Mobility DCS, which accounted for 23.8% of our revenues from site development services for the year ended December 31, 1998 and 19.1% for the nine months ended September 30, 1999. For the nine months ended September 30, 1999, our largest site leasing customers were PageNet, Sprint PCS, Nextel, and BellSouth Mobility DCS which accounted for 17.1%, 9.4%, 9.4% and 8.2% of our site leasing revenues. Our site development customers engage us on a project-by-project basis, and a customer can generally terminate an assignment at any time without penalty. In addition, a customer's need for site development services can decrease, and we may not be successful in establishing relationships with new clients. Moreover, our existing customers may not continue to engage us for additional projects. The substantial majority of our existing non-binding mandates are from AT&T Wireless, BellSouth Mobility DCS, Horizon PCS, Georgia PCS and Sprint PCS. The loss of any significant customer could have a material adverse effect on our growth rate, prospects, financial condition or results of operations.

  Due to the long-term expectations of revenue from tenant leases, the tower industry is very sensitive to the creditworthiness of its tenants. Wireless service providers often operate with substantial leverage, and financial problems for our customers could result in uncollected accounts receivable, in the loss of customers and the associated lease revenues, or in a reduced ability of these customers to finance expansion activities. For example, we expect our site leasing gross profit in the fourth quarter of 1999 to be negatively impacted by the recent bankruptcy liquidation proceeding filed by Conxus. Pursuant to this proceeding, Conxus rejected several subleases that it had entered into with us and which were part of our lease/sublease business.

Our substantial indebtedness could adversely affect our financial health and prevent us from fulfilling our payment obligations.

  We have a significant amount of indebtedness. The following chart shows certain important credit information:

                                                                At September 30,
                                                                      1999
                                                                ----------------
                                                                  (dollars in
                                                                   thousands)
   Total indebtedness..........................................     $255,912
   Stockholders' equity........................................     $ 46,772

  Our substantial indebtedness could have important consequences to you. For example, it could:

  . increase our vulnerability to general adverse economic and industry conditions;

  . limit our ability to fund future working capital, capital expenditures, research and development costs and other general corporate requirements;

  . require us to dedicate a substantial portion of our cash flow from operations to payments on our indebtedness, thereby reducing the availability of our cash flow to fund working capital, capital expenditures, research and development efforts and other general corporate purposes;

  . limit our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate;

  . place us at a competitive disadvantage to our competitors that are less leveraged; and

  . limit, along with the financial and other restrictive covenants in our indebtedness, among other things, our ability to borrow additional funds. Failing to comply with those covenants could result in an event of default which, if not cured or waived, could have a material adverse effect on our growth rate, prospects, financial condition or results of operations.

  Our ability to service our debt obligations will depend on our future operating performance, which will be affected by prevailing economic conditions in the wireless communications industry, and financial, business and other factors, certain of which are beyond our control. If we are unable to generate sufficient cash flow from operations to service our indebtedness, we will be forced to adopt an alternative strategy that may include actions such as reducing, delaying or eliminating acquisitions of towers or related service companies, delaying tower construction and other capital expenditures, selling assets, restructuring or refinancing our indebtedness or seeking additional equity capital. We may not be able to effect any of these alternative strategies on satisfactory terms, if at all. The implementation of any of these alternative strategies could have a material adverse effect on our growth rate.

  Our senior credit facility and the indenture governing our senior discount notes each contains certain restrictive covenants. The senior credit facility also requires us to maintain specified financial ratios and satisfy certain financial condition tests. Our ability to meet these financial ratios and tests can be affected by events beyond our control, and we may not be able to meet those tests. A breach of any of these covenants could result in a default under the senior credit facility and the indenture governing our senior discount notes. Upon the occurrence of certain bankruptcy events, the outstanding principal, together with all accrued interest, will automatically become immediately due and payable. If any other event of default should occur under the senior credit facility, our lenders can elect to declare all amounts of principal outstanding under the senior credit facility, together with all accrued interest, to be immediately due and payable. Either of these events could also result in the triggering of cross-default or cross-acceleration provisions in other instruments, permitting acceleration of the maturity of additional indebtedness. If we were unable to repay amounts that become due under the senior credit facility, our lenders could proceed against the collateral granted to them to secure that indebtedness. If the indebtedness under the senior credit facility were to be accelerated, our assets may not be sufficient to repay in full the indebtedness. Substantially all of our assets are pledged as security under the senior credit facility.

  Our earnings have been insufficient to cover our fixed charges since the issuance of our senior discount notes. We expect our earnings to continue to be insufficient to cover our fixed charges for the foreseeable future. We may be able to incur substantial additional indebtedness in the future. If new debt is added to our current debt levels, the related risks that we face could intensify.

We must comply with a variety of extensive regulations.

  We are subject to a variety of regulations, including those at the federal, state and local level. Both the Federal Communications Commission and the Federal Aviation Administration regulate towers and other sites used for wireless communications transmitters and receivers. Such regulations control siting, lighting and marking of towers and may, depending on the characteristics of the tower, require prior approval or registration of tower facilities. Wireless communications devices operating on towers are separately regulated and independently licensed based upon the regulation of the particular frequency used. Proposals to construct new communication sites or to modify existing communication sites are reviewed by both the FCC and the FAA to ensure that a site will not present a hazard to aviation. Construction or modification of these structures is also subject to the National Environmental Policy Act, which requires additional review of any tower that may have a significant effect upon the quality of the human environment. Owners of towers may have an obligation to paint the towers or install lighting to conform to FCC and FAA standards and to maintain such painting or lighting. Tower owners also bear the responsibility for notifying the FAA of any tower lighting failures. We generally indemnify our customers against any failure to comply with applicable standards. Failure to comply with applicable requirements may lead to civil penalties.

  Local regulations include city or other local ordinances, zoning restrictions and restrictive covenants imposed by community developers. These regulations vary greatly, but typically require tower owners to obtain approval from local officials or community standards organizations prior to tower construction. Local regulations can delay or prevent new tower construction or site upgrade projects, thereby limiting our ability to respond to customers' demands. In addition, these regulations may increase the timing and costs associated with new tower construction. Additional regulations could be adopted which could increase these delays or result in additional costs to us. These factors could have a material adverse effect on our growth rate, prospects, financial condition or results of operations and on our ability to implement and/or achieve our business objectives in the future. Our customers may also become subject to new regulations or regulatory policies that adversely affect the demand for communication sites.

  Our operations are also subject to federal, state and local environmental laws and regulations regarding the use, storage, disposal, emission, release and remediation of hazardous and nonhazardous substances, materials or wastes. Under certain of these environmental laws, we could be held strictly liable for the remediation of hazardous substance contamination at our facilities or at third-party waste disposal sites, and could also be held liable for any personal or property damage related to the contamination. Although we believe that we are in substantial compliance with, and have no material liability under, applicable environmental laws, the costsof compliance with existing or future environmental laws and liability related to those laws may have a material adverse effect on our business.

  We and the wireless service providers that use our towers are also subject to government requirements and other guidelines relating to radio frequency, or RF, emissions. The potential connection between RF emissions and certain negative health effects, including some forms of cancer, has been the subject of substantial studies by the scientific community in recent years. To date, the results of these studies have been inconclusive. Although we have not been subject to any claims relating to RF emissions, we may be subject to these claims in the future.

Our towers are subject to damage from natural disasters.

  Our towers are subject to risks associated with natural disasters such as tornadoes, hurricanes and earthquakes. We maintain insurance to cover the estimated cost of replacing damaged towers, but these insurance policies are subject to caps and deductibles. We also maintain third party liability insurance to protect us in the event of an accident involving a tower. A tower accident for which we are uninsured or underinsured, or damage to a tower or group of towers, could have a material adverse effect on our financial condition.

New technologies may undermine the success of our operations.

  The emergence of new technologies could have a negative impact on our operations. For example, the FCC has granted license applications for several low-earth orbiting satellite systems that are intended to provide mobile voice and data services. Although these systems are highly capital intensive and have only begun to be tested, mobile satellite systems could compete with land-based wireless communications systems. In addition, products are currently being developed which may permit multiple wireless carriers to use a single antenna. These systems and products could reduce the demand for our infrastructure services or space on our towers. These events could have a material adverse effect on our growth rate, prospects, financial condition or results of operations.

Because of our holding company structure, we depend on our subsidiaries for cash flow. Our access to this cash flow is restricted.

  We are a holding company with no business operations of our own. Our only significant asset is and will be the outstanding capital stock of our subsidiaries. We conduct, and will conduct, all of our business operations through our subsidiaries. Accordingly, our only source of cash to pay our obligations is distributions from our subsidiaries of their net earnings and cash flow. We currently expect that the earnings and cash flow of our subsidiaries will be retained and used by them in their operations, including to service their debt obligations. Even if our subsidiaries determined to make a distribution to us, applicable state law and contractual restrictions, including the dividend covenants contained in our senior credit facility, may not permit these dividends or distributions.

Steven E. Bernstein will control the outcome of shareholder votes.

  Steven E. Bernstein, our President and Chief Executive Officer, beneficially owns 100% of the outstanding shares of Class B common stock. Through his beneficial ownership of Class B common stock, Mr. Bernstein controls approximately 77.6% of the total voting power of both classes of the common stock. As a result, Mr. Bernstein will have the ability to control the outcome of all matters determined by a vote of our common shareholders, including the election of all of our directors.

We depend on the services of our executive officers.

  Our success depends to a significant extent upon the continued services of Steven E. Bernstein, our President and Chief Executive Officer, Daniel W. Eldridge, our President--Com-Net Construction Services, Ronald G. Bizick, II, our Executive Vice President-East, Michael N. Simkin, our Executive Vice President-West, Jeffrey A. Stoops, our Chief Financial Officer, and Robert M. Grobstein, our Chief Accounting Officer. Each of Messrs. Bizick, Simkin and Stoops has an employment agreement. We do not have an employment agreement with Messrs. Bernstein, Eldridge, or Grobstein. Mr. Bernstein's compensation and other terms of employment are determined by the Board of Directors. The loss of the services of any of Messrs. Bernstein, Eldridge, Bizick, Simkin, Stoops, Grobstein or other key managers or employees, could have a material adverse effect upon our prospects or results of operations.

We need to attract, retain and manage skilled employees.

  Our business involves the delivery of professional services and is labor-intensive. Our success depends in large part upon our ability to attract, develop, motivate and retain skilled employees. We compete with other wireless communications firms and other enterprises for employees with the skills required to perform our services. We cannot assure you that we will be able to attract and retain a sufficient number of highly-skilled employees in the future or that we will continue to be successful in training, retaining and motivating employees. The loss of a significant number of employees and/or our inability to hire a sufficient number of qualified employees could have a material adverse effect on our results of operations or growth rate.

If we or our existing shareholders sell additional shares of our Class A common stock after the offering, it could hurt the market price of our Class A common stock.

  If we sell a substantial number of shares of our Class A common stock after the offering, those sales could adversely affect the market price of our Class A common stock and could impair our ability to raise capital through the sale of equity securities. As of December 31, 1999, we had 21,226,737 shares of Class A common stock and 7,644,264 shares of Class B common stock. The Class B common stock is convertible on a share-for-share basis to Class A common stock. In addition to the 1,000,000 shares we are offering with this prospectus, we
plan to offer up to    shares of Class A common stock in a public offering. We
have reserved 3,057,248 shares of Class A common stock issuable upon exercise of outstanding stock options, 884,543 shares that may be issued upon exercise of options that may be granted in the future under our 1999 Equity Participation Plan, 470,138 shares for issuance under our 1999 Employee Stock Purchase Plan and 402,500 shares issuable upon exercise of the outstanding warrant that we granted Deutsche Bank Securities Inc. We will also be required to issue up to 720,000 shares of Class A common stock to the former shareholders of Com-Net if 1999 and 2000 EBITDA targets established in connection with the acquisition of that company are met. Of the 28,871,000 shares of our common stock outstanding, 28,091,000 shares are freely transferable without restriction under the Securities Act, unless they are held by our "affiliates" as that term is used under the Securities Act. The remaining 780,000 shares are "restricted securities" as that term is defined in Rule 144 of the Securities Act and subject to the volume restrictions of Rule
144. Certain shareholders have demand and piggyback registration rights for a total of up to 16,854,556 shares of our common stock.

Our articles of incorporation and by-laws include provisions that may discourage a change of control transaction which may affect the rights of holders of our Class A common stock.

  Our articles of incorporation allow our Board of Directors to issue up to 30,000,000 shares of preferred stock and to fix the rights, privileges and preferences of these shares without any further vote or action by the shareholders. The rights of the holders of our Class A common stock will be subject to, and may be adversely affected by, the rights of the holders of any preferred stock that may be issued in the future. While we have no present intention to issue shares of preferred stock, any issuance of preferred stock could be used to discourage, delay or make more difficult a change in control, which could be beneficial to the holders of our Class A common stock. In addition, our articles of incorporation provide for a staggered Board of Directors and our by-laws impose restrictions on calling special meetings of shareholders and introducing shareholder proposals. Each of these features could also be used to discourage, delay or make more difficult a change in control.

Legal Matters

  The validity of the shares of Class A Common Stock being offered hereby will be passed upon for us by Akerman, Senterfitt & Eidson, P.A., Miami, Florida.

Experts

  The consolidated financial statements and schedule of SBA Communications Corporation as of December 31, 1998 and 1997 and for each of the three years in the period ended December 31, 1998, financial statements of Caddo Tower Company Inc. for the fiscal year ended July 31, 1998, financial statements of PrimeCo Tower Operations for the year ended December 31, 1997, financial statements of Northwest Tower Service, Inc. for the year ended December 31, 1997 and financial statements of General Communications Properties, Inc. -Tower Operations for the year ended December 31, 1997, incorporated by reference in this prospectus and elsewhere in the registration statement, have been audited by Arthur Andersen LLP, independent certified public accountants, as indicated in their reports with respect thereto, and are incorporated by reference herein in reliance upon the authority of said firm as experts in giving said reports.

  The financial statements of Transmissions Facilities, Inc. for the year ended December 31, 1997, included in this prospectus and elsewhere in the registration statement, have been audited by Peter C. Cosmas Co., Certified Public Accountants as indicated in their report with respect thereto, and are incorporated by reference herein in reliance upon the authority of said firm as experts in giving said reports.

  The financial statements of Long Island Waves, Inc. for the ten months ended September 30, 1998, included in this prospectus and elsewhere in the registration statement, have been audited by John A. Criscuola, Certified Public Accountant as indicated in his report with respect thereto, and are incorporated by reference herein in reliance upon his authority as an expert in giving said report.

  The financial statements of Quad States Towers and Communications, Inc. for the year ended June 30, 1998, included in this prospectus and elsewhere in the registration statement, have been audited by Turbes Drealan Kvilhaug & Co. PA, Certified Public Accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers

  Under the Florida Business Corporation Act (the "FBCA"), a director is not personally liable for monetary damages to the corporation or any other person for any statement, vote, decision, or failure to act regarding corporate management or policy unless (1) the director breached or failed to perform his or her duties as a director and (2) the director's breach of, or failure to perform, those duties constitutes: (a) a violation of the criminal law, unless the director had reasonable cause to believe his or her conduct was unlawful,
(b) a transaction from which the director derived an improper personal benefit, either directly or indirectly, (c) a circumstance under which an unlawful distribution is made, (d) in a proceeding by or in the right of the corporation to procure a judgment in its favor or by or in the right of a shareholder, the director's actions constituted conscious disregard for the best interest of the corporation, or willful misconduct, or (e) in a proceeding by or in the right of someone other than the corporation or a shareholder, the director's actions constituted recklessness or were an act or omission which was committed in bad faith or with malicious purpose or in a manner exhibiting wanton and willful disregard of human rights, safety, or property. A corporation may purchase and maintain insurance on behalf of any director or officer against any liability asserted against him and incurred by him in his or her capacity or arising out of his or her status as such, whether or not the corporation would have the power to indemnify him against such liability under the FBCA.

  Under the FBCA, a corporation has power to indemnify any person who was or is a party to any proceeding (other than an action by, or in the right of the corporation), by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against liability incurred in connection with such proceeding, including any appeal thereof, and has the power to indemnify any such person in any proceeding by or in the right of the corporation, by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses and amounts paid in settlement not exceeding, in the judgment of the board of directors, the estimated expense of litigating the proceeding to conclusion, actually and reasonably incurred in connection with the defense or settlement of such proceeding, including any appeal thereof, if he or she acted in good faith and in manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. The termination of any proceeding by judgment, order, settlement or conviction or upon a plea of nolo contendere or its equivalent does not, of itself, create a presumption that the person did not act in good faith and in a manner which he or she reasonably believed to be in, or not opposed to, the best interests of the corporation or, with respect to any criminal action or proceeding, has reasonable cause to believe that his or her conduct was unlawful.

  However, indemnification or advancement of expenses shall not be made to or on behalf of any director, officer, employee or agent if a judgment or other final adjudication establishes that his or her actions, or omissions to act, were material to the cause of action so adjudicated and constitute: (a) a violation of the criminal law, unless the director, officer, employee or agent had reasonable cause to believe his or her conduct was unlawful; (b) a transaction from which the director, officer, employee or agent derived an improper personal benefit; (c) in the case of a director, a circumstance under which the above liability provisions are applicable; or (d) willful misconduct or a conscious disregard for the best interests of the corporation in a proceeding by or in the right of the corporation to procure a judgment in its favor or in a proceeding by or in the right of a shareholder.

  The articles of incorporation of the Company provide that the Company shall, to the fullest extent permitted by applicable law and its by-laws, as amended from time to time, indemnify all officers and directors of the Company.

  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Item 21. Exhibits and Financial Statement Schedules

  (a) Exhibits

  The following is a list of exhibits filed as part of this Registration Statement.

 Exhibit
 Number
 -------
   5.1   Opinion of Akerman, Senterfitt & Eidson, P.A., regarding the validity of the Class A Common Stock/(1)/

  23.1 Consent of Akerman, Senterfitt & Eidson, P.A. (included in their opinion filed as Exhibit 5.1 hereto)/(1)/

  23.2   Consent of Arthur Andersen LLP/(2)/

  23.3   Consent of Peter C. Cosmas Co., CPA/(2)/

  23.4   Consent of John A. Criscuola, CPA/(2)/

  23.5   Consent of Turbes Drealan Kvilhaug & Co., PA, CPA/(2)/

  24.1 Power of Attorney of SBA Communications Corporation (included on signature page to this Registration Statement on Form S-4)/(2)/

--------
/(1)/To be filed by amendment.
/(2)/Filed herewith

Item 22. Undertakings

  (a) The undersigned Registrant hereby undertakes:

    (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

      (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

      (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

      (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

    (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

  (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (c) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

  (d) The registrant undertakes that every prospectus (i) that is filed pursuant to paragraph (c) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to rule 415, will be filed as a part of an amendment to the Registration Statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (e) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

  (f) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to
Item 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

  (g) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES

  Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boca Raton, State of Florida on January 10, 2000.

                                          SBA Communications Corporation

                                                  /s/ Steven E. Bernstein
                                          By: _________________________________
                                                    Steven E. Bernstein
                                                 Chairman of the Board of
                                              Directors, President and Chief
                                                     Executive Officer

  KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints each of Jeffrey A. Stoops and Robert Grobstein, or either of them, each acting alone, his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for such person and in his or her name, place and stead, in any and all capacities, in connection with the Registrant's Registration Statement on Form S-4 under the Securities Act of 1933, including to sign the Registration Statement in the name and on behalf of the Registrant or on behalf of the undersigned as a director or officer of the Registrant, and any and all amendments or supplements to the Registration Statement, including any and all stickers and post-effective amendments or supplements to the Registration Statement and to sign any and all additional registration statements relating to the same offerings of securities as those that are covered by the Registration Statement that are filed pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission and any applicable securities exchange or securities self-regulatory body, granting unto said attorneys-in-fact and agents, each acting alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

  Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on this 10th day of January, 2000.

              Signature                          Title                   Date
              ---------                          -----                   ----

     /s/ Steven E. Bernstein           Chairman of the Board of    January 10, 2000
______________________________________  Directors, President and
         Steven E. Bernstein            Chief Executive Officer
                                        (Principal Executive
                                        Officer)

      /s/ Jeffrey A. Stoops            Chief Financial Officer     January 10, 2000
______________________________________  (Principal Financial
          Jeffrey A. Stoops             Officer) and Director

       /s/ Robert M. Grobstein         Chief Accounting Officer    January 10, 2000
______________________________________  (Principal Accounting
         Robert M. Grobstein            Officer)

              Signature                          Title                   Date
              ---------                          -----                   ----

                                       Director
______________________________________
         Donald B. Hebb, Jr.

         /s/ C. Kevin Landry           Director                    January 10, 2000
______________________________________
           C. Kevin Landry

        /s/ Richard W. Miller          Director                    January 10, 2000
______________________________________
          Richard W. Miller

                                       Director
______________________________________
           Robert S. Picow

                                 EXHIBIT INDEX

 Exhibit No. Description
 ----------- -----------
 23.2        Consent of Arthur Andersen LLP

 23.3        Consent of Peter C. Cosmas Co., CPA

 23.4        Consent of John A. Criscuola, CPA

 23.5        Consent of Turbes Drealan Kvilhaug & Co., PA, CPA